Exhibit 99.2

MALLINCKRODT COMPLETES ACQUISITION OF QUESTCOR PHARMACEUTICALS

•	Creates a diversified, high-growth therapeutic portfolio, capable of delivering substantial, sustainable value for shareholders

•	Significantly increases Mallinckrodt’s scale, revenues, profitability and cash flow

•	Expected to be immediately accretive to Mallinckrodt’s fiscal 2014 adjusted diluted earnings per share; significantly accretive to adjusted diluted earnings per share in fiscal 2015

DUBLIN, August 14, 2014 — Mallinckrodt plc (NYSE: MNK), a leading global specialty pharmaceutical company, today announced that it has completed its acquisition of Questcor Pharmaceuticals, Inc. (NASDAQ: QCOR) in a cash and stock transaction valued at approximately $5.8 billion. The acquisition is expected to be immediately accretive to Mallinckrodt’s fiscal 2014 adjusted diluted earnings per share and significantly accretive to its adjusted diluted earnings per share in fiscal 2015.

The merger follows strong approval by both Mallinckrodt and Questcor shareholders at separate special meetings held today. Under the terms of the merger agreement, Questcor shareholders will receive $30.00 in cash and 0.897 of a Mallinckrodt ordinary share for each Questcor share.

“We are pleased to complete this transformative transaction and believe it will provide a strong, durable, well-diversified and sustainable platform, capable of generating significant future revenue and earnings growth for Mallinckrodt shareholders,” said Mark Trudeau, President and Chief Executive Officer of Mallinckrodt. “HP Acthar® Gel has demonstrated success in treating patients suffering from a variety of devastating and difficult-to-treat autoimmune and inflammatory illnesses. We are confident that Acthar will be a strong complement to Mallinckrodt’s broadening portfolio of leading specialty pharmaceutical brands, and we look forward to leveraging our extensive manufacturing and scientific expertise, as well as our experience with advocacy and payer communities, to capitalize on the many opportunities it presents.”

Mr. Trudeau added, “We are very pleased to welcome the Questcor team to Mallinckrodt. We are excited about our future prospects and the benefits that our collective efforts will have for patients, our investors and the communities that we serve.”

As previously disclosed, commercial operations supporting HP Acthar Gel will function as a separate business within Mallinckrodt’s Specialty Pharmaceuticals segment reporting to Mr. Trudeau. It will be known as the Autoimmune and Rare Diseases business within Mallinckrodt.

Advisors

Mallinckrodt’s financial advisor for the transaction was Barclays, and its legal advisors were Wachtell, Lipton, Rosen & Katz and Arthur Cox in Ireland.

Questcor Pharmaceuticals’ financial advisor for the transaction was Centerview Partners and its legal advisors were Latham & Watkins LLP and Matheson in Ireland.

About H.P. Acthar® Gel

H.P. Acthar Gel (repository corticotropin injection), is an injectable drug approved by the U.S. Food and Drug Administration (FDA) for the treatment of 19 indications. Of these 19 indications, the product currently generates substantially all of its net sales from the following on-label indications: the treatment of proteinuria in the nephrotic syndrome of the idiopathic type, or NS, the treatment of acute exacerbations of multiple sclerosis, or MS, in adults, the treatment of infantile spasms, or IS, in infants and children under two years of age, and the treatment of certain rheumatology related conditions, including the treatment of the rare and closely related neuromuscular disorders dermatomyositis and polymyositis. With respect to nephrotic syndrome, the FDA has approved Acthar to “induce a diuresis or a remission of proteinuria in the nephrotic syndrome without uremia of the idiopathic type or that due to lupus erythematosus.” The company is also exploring the possibility of developing other on-label indications and the possibility of pursuing FDA approval of additional indications not currently on the Acthar label where there is high unmet medical need. For more information about Acthar, please visit www.acthar.com.

IMPORTANT RISK INFORMATION

Indication

H.P. Acthar Gel is repository corticotropin injection currently approved by the FDA for 19 indications in four key, hard-to-treat areas: acute exacerbations of multiple sclerosis; proteinuria in ideopathic types of nephrotic syndrome; infantile spasms in children under two years’ old; and rheumatology-related conditions such as polymyositis and dermatomyositis.

Important Safety Information

Contraindications

•	Acthar should never be administered intravenously

•	Administration of live or live attenuated vaccines is contraindicated in patients receiving immunosuppressive doses of Acthar

•	Acthar is contraindicated where congenital infections are suspected in infants

•	Acthar is contraindicated in patients with scleroderma, osteoporosis, systemic fungal infections, ocular herpes simplex, recent surgery, history of or the presence of a peptic ulcer, congestive heart failure, uncontrolled hypertension, primary adrenocortical insufficiency, adrenocortical hyperfunction, or sensitivity to proteins of porcine origins

Warning and Precautions

•	The adverse effects of Acthar are related primarily to its steroidogenic effects

•	Acthar may increase susceptibility to new infection or reactivation of latent infections

•	Suppression of the hypothalamic-pituitary-axis (HPA) may occur following prolonged therapy with the potential for adrenal insufficiency after withdrawal of the medication. Adrenal insufficiency may be minimized by tapering of the dose when discontinuing treatment. During recovery of the adrenal gland patients should be protected from the stress (e.g., trauma or surgery) by the use of corticosteroids. Monitor patients for effects of HPA suppression after stopping treatment

•	Cushing’s syndrome may occur during therapy but generally resolves after therapy is stopped. Monitor patients for signs and symptoms

•	Acthar can cause elevation of blood pressure, salt and water retention, and hypokalemia. Blood pressure, sodium and potassium levels may need to be monitored

•	Acthar often acts by masking symptoms of other diseases/disorders. Monitor patients carefully during and for a period following discontinuation of therapy

•	Acthar can cause GI bleeding and gastric ulcer. There is also an increased risk for perforation in patients with certain gastrointestinal disorders. Monitor for signs of bleeding

•	Acthar may be associated with central nervous system effects ranging from euphoria, insomnia, irritability, mood swings, personality changes, severe depression, and psychosis. Existing conditions may be aggravated

•	Patients with comorbid disease may have that disease worsened. Caution should be used when prescribing Acthar in patients with diabetes and myasthenia gravis

•	Prolonged use of Acthar may produce cataracts, glaucoma and secondary ocular infections. Monitor for signs and symptoms

•	Acthar is immunogenic and prolonged administration of Acthar may increase the risk of hypersensitivity reactions. Neutralizing antibodies with chronic administration may lead to loss of endogenous ACTH activity

•	There is an enhanced effect in patients with hypothyroidism and in those with cirrhosis of the liver

•	Long-term use may have negative effects on growth and physical development in children. Monitor pediatric patients

•	Decrease in bone density may occur. Bone density should be monitored for patients on long-term therapy

•	Pregnancy Class C: Acthar has been shown to have an embryocidal effect and should be used during pregnancy only if the potential benefit justifies the potential risk to the fetus

Adverse Reactions

•	Common adverse reactions for Acthar are similar to those of corticosteroids and include fluid retention, alteration in glucose tolerance, elevation in blood pressure, behavioral and mood changes, increased appetite, and weight gain

•	Specific adverse reactions reported in IS clinical trials in infants and children under 2 years of age included: infection, hypertension, irritability, Cushingoid symptoms, constipation, diarrhea, vomiting, pyrexia, weight gain, increased appetite, decreased appetite, nasal congestion, acne, rash, and cardiac hypertrophy. Convulsions were also reported, but these may actually be occurring because some IS patients progress to other forms of seizures and IS sometimes mask other seizures, which become visible once the clinical spasms from IS resolve

Other adverse events reported are included in the full Prescribing Information.

Please see full Prescribing Information for additional important safety information.

For parents and caregivers of IS patients, please also see Medication Guide.

About Mallinckrodt

Mallinckrodt is a global specialty pharmaceutical and medical imaging business that develops, manufactures, markets and distributes specialty pharmaceutical products and medical imaging agents. The company’s core strengths include the acquisition and management of highly regulated raw materials; deep regulatory expertise; and specialized chemistry, formulation and manufacturing capabilities. The company’s Specialty Pharmaceuticals segment includes branded and specialty generic drugs and active pharmaceutical ingredients, and the Global Medical Imaging segment includes contrast media and nuclear imaging agents. Mallinckrodt has approximately 5,500 employees worldwide and a commercial presence in roughly 65 countries. The company’s fiscal 2013 revenue totaled $2.2 billion. To learn more about Mallinckrodt, visit www.mallinckrodt.com.

Forward-Looking Statements

Statements in this document that are not strictly historical, including statements regarding the Questcor acquisition, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined businesses and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, may be “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include risks and uncertainties related to, among other things: general economic conditions and conditions affecting the industries in which Mallinckrodt and Questcor operate; the commercial success of Mallinckrodt’s and Questcor’s products, including H.P. Acthar® Gel (“Acthar”); Mallinckrodt’s and Questcor’s ability to protect intellectual property rights; Mallinckrodt’s ability to successfully integrate Questcor’s operations and employees with Mallinckrodt’s existing business; the ability to realize anticipated growth, synergies and cost savings; Questcor’s performance and maintenance of important business relationships; the lack of patent protection for Acthar, and the possible United States Food and Drug Administration (“FDA”) approval and market introduction of additional competitive products; Questcor’s reliance on Acthar for substantially all of its net sales and profits; Questcor’s ability to continue to generate revenue from sales of Acthar to treat on-label indications associated with nephrotic syndrome, multiple sclerosis, infantile spasms or rheumatology-related conditions, and Questcor’s ability to develop other therapeutic uses for Acthar; volatility in Questcor’s Acthar shipments, estimated channel inventory, and end-user demand; an increase in the proportion of Questcor’s Acthar unit sales comprised of Medicaid-eligible patients and government entities; Questcor’s research and development risks, including risks associated with Questcor’s work in the areas of nephrotic syndrome and lupus, and Questcor’s efforts to develop and obtain FDA approval of Synacthen™ Depot; Mallinckrodt’s ability to receive procurement and production quotas granted by the U.S. Drug Enforcement Administration; Mallinckrodt’s ability to obtain and/or timely transport molybdenum-99 to its technetium-99m generator production facilities; customer concentration; cost containment efforts of customers, purchasing groups, third-party payors and governmental organizations; Mallinckrodt’s ability to successfully develop or commercialize new products; competition; Mallinckrodt’s ability to achieve anticipated benefits of price increases; Mallinckrodt’s ability to integrate acquisitions of technology, products and businesses generally; product liability losses and other litigation liability; the reimbursement practices of a small number of large public or private issuers; complex reporting and payment obligations under healthcare rebate programs; changes in laws and regulations; conducting business internationally; foreign exchange rates; material health, safety and environmental liabilities; litigation and violations; information technology infrastructure; and restructuring activities. Additional information regarding the factors that may cause actual results to differ materially from these forward looking statements is available in (i) Mallinckrodt’s SEC filings, including its Annual Report on Form 10-K for the fiscal year ended September 27, 2013 and its Quarterly Reports on Form 10-Q for the quarterly periods ended December 27, 2013, March 28, 2014 and June 27, 2014; (ii) the SEC filings of Cadence Pharmaceuticals, Inc., which was acquired by Mallinckrodt on March 19, 2014, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2013; and (iii) Questcor’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2013 (and the amendment thereto on Form 10-K/A), its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014 and June 30, 2014, and its Current Report on Form 8-K filed with the SEC on July 10, 2014. The forward-looking statements made herein speak only as of the date hereof and none of Mallinckrodt, Questcor or any of their respective affiliates assumes any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.

CONTACTS FOR MALLINCKRODT:

Investors

John Moten

Vice President, Investor Relations

314-654-6650

john.moten@mallinckrodt.com

Media

Jeffrey Taufield or Daniel Yunger

Kekst and Company

212-521-4879

jeffrey-taufield@kekst.com

daniel-yunger@kekst.com

Meredith Fischer

Senior Vice President, Communications and Public Affairs

314-654-3318

meredith.fischer@mallinckrodt.com